Exhibit 99.1

NEWS

For Release June 20, 2004 at 1:30 p.m. PST:

WJ Communications	Investor Relations Contacts:
Fred Krupica	Chris Danne, Rakesh Mehta
Chief Financial Officer	the blueshirt group for WJ Communications
408-577-6261	415-217-7722
fred.krupica@wj.com	chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Announces Second Quarter Results

Year over Year Revenues Grow 53% - Semiconductor Revenues Expand 122%
Backlog and Gross Margins at Record Levels

July 20, 2004 San Jose, CA – WJ Communications, Inc. (Nasdaq: WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced results for its second quarter, ended June 27, 2004.

Revenue for the second quarter of 2004 was up 53% from the prior year period to $8.4 million from $5.5 million in the same period of 2003.  Revenue from the Company’s RF IC core semiconductor business continued to expand, increasing 122% from the same period last year to $7.1 million.  Second quarter gross margins were 60.9% on a GAAP basis and 60.1% on a non-GAAP basis for the period which are the highest in the Company’s public history.

On a U.S. GAAP basis, the Company reported a net loss of $9.9 million.  This includes a charge of  $8.5 million for in-process research and development related to the acquisition of the infrastructure assets from EiC Corporation which was announced on June 21st, 2004.  On a non-GAAP basis, the Company’s net loss amounted to $1.9 million or $0.03 per common share, an improvement of $2.8 million compared to the $4.7 million net loss or $0.08 per common share in the same period in 2003.  On a sequential basis, the

Company’s non-GAAP net loss improved $1.2 million compared to the $3.1 million loss or $0.05 per common share in the first quarter of 2004.

The Company’s balance sheet remains strong with cash and short term investments of $52.6 million after taking into account the $11.2 million used for the acquisition of the infrastructure assets of EiC.

“In the second quarter, we increased total sales by 19% sequentially and achieved record gross margins,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications. “Our core wireless infrastructure business continues to experience steady growth driven by the build out of next generation wireless networks around the world.  In addition we continue to make progress in our new market opportunities like RFID, CATV and higher power amplifiers”.

“We are pleased to have closed the acquisition of EiC in a timely manner,” added Dr. Farese. “The acquisition significantly expands our product portfolio by more than 25 products which will allow us to even more completely serve existing customers as well as add strategic new accounts.  We also acquired substantial in-process R&D which we believe will accelerate the time to market on a number of our product lines in development.   Our overall progress is seen in our results as we ended the second quarter with total backlog of $4.7 million which is a $400,000 sequential improvement from the first quarter of 2004.”

Recent highlights include:

•                  At the end of the quarter WJ Communications completed the acquisition of the infrastructure business and associated assets of privately-held EiC Corporation (EiC) of Fremont, CA.  EiC designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) primarily for wireless communications products.

•                  The Company shipped more than 25,000 multi-chip module frequency converters in the second quarter to leading accounts such as Lucent and Motorola.

•                  The Company experienced the third consecutive quarter of increasing RFID sales and cumulatively, thousands of RFID reader engines have now been shipped.

•                  The Company achieved a record 50 new semiconductor design wins during the second quarter at industry leaders like Motorola, Lucent, Ericsson and Andrew.

•                  In the second quarter, WJ Communications introduced the AG606 amplifier for CATV applications and has immediately begun offering the 27 new products acquired from EiC.

•                  On June 22nd the Company announced that its stock was joining the Russell 3000 Index.

“We are very pleased with the continued improvement in our gross margins and overall business model during the quarter,” added Fred Krupica, Chief Financial Officer of WJ Communications.  “While sales of previously written down inventory for some wireless assembly products resulted in a benefit to gross margins in the current quarter, excluding this benefit, non-GAAP gross margins would have been 55.6 % for the quarter, a 390 basis point sequential improvement from the 51.7% in the immediately preceding quarter.  We achieved our goal of reaching 55% gross margin two quarters earlier than expected.  Including the impact of the EiC acquisition, we expect to maintain or slightly improve our non-GAAP gross margin performance in the third quarter from the 55.6% adjusted figure that we achieved in the second quarter.  We are pleased with our ability to operate efficiently and continue to anticipate that we will reach positive EBITDA by the end of the year.”

“Looking forward, we are encouraged by signs that demand is increasing in our RF IC core semiconductor business and are confident that we will successfully integrate and leverage the acquired EiC operations,” said Dr. Farese.  “Additionally, we expect to continue seeing contributions from our new markets driven by RFID, CATV and defense and homeland security.  Despite an expected drop in legacy wireless assembly revenues to a range of $200,000 to  $300,000, we expect total revenues to increase by 14% to 21% sequentially to a range of $9.6 to $10.2 million for the third quarter of 2004.  The anticipated revenue total for the third quarter would be driven by sequential semiconductor revenue growth of over 30%.”

Use of Non-GAAP Financial Information

The non-GAAP information presented is based upon our unaudited consolidated statements of operations for the periods shown, with certain adjustments. This presentation is not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP) and may not be consistent with the presentation used by other companies. However, WJ believes non-GAAP reporting provides meaningful insight into the Company’s on-going economic performance and therefore uses non-GAAP reporting internally to evaluate and manage our operations. WJ has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges and infrequent or unusual events.

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call 408/577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to an RF semiconductor company, the Company’s ability to continue to cut future losses and return to and maintain profitability by the end of 2004 and in the long term, the Company’s ability to utilize its cash effectively, the Company’s ability to successfully integrate acquired operations and achieve performance targets including the ability to maintain or improve gross margins, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Sales
Semiconductor	$7,105	$3,510	$13,742	$9,013
Wireless	1,309	1,974	1,743	4,161
Fiber optics	—	—	—	1
Total sales	8,414	5,484	15,485	13,175

Cost of goods sold	3,292	3,563	6,478	8,354

Gross profit	5,122	1,921	9,007	4,821

Acquired in-process research & development	8,500	—	8,500	—

Research & development	4,085	4,281	8,142	8,749

Selling & administrative	2,941	2,687	5,775	5,398

Amortization of deferred stock compensation	79	28	146	70

Recapitalization merger	—	35	—	772

Restructuring	(430)	—	(430)	(21)

Loss from operations	(10,053)	(5,110)	(13,126)	(10,147)

Interest income, net	127	157	267	364

Other income, net	—	1,084	—	1,094

Loss before income taxes	(9,926)	(3,869)	(12,859)	(8,689)

Income tax benefit	—	(16)	(6,542)	(647)

Net loss	$(9,926)	$(3,853)	$(6,317)	$(8,042)

Basic and diluted net loss per share	$(0.16)	$(0.07)	$(0.11)	$(0.14)

Basic and diluted weighted average shares	60,254	56,354	59,832	56,434

WJ Communications Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Sales
Semiconductor	$7,105	$3,510	$13,742	$9,013
Wireless	1,309	1,974	1,743	4,161
Fiber optics	—	—	—	1
Total sales	8,414	5,484	15,485	13,175

Cost of goods sold	3,360	3,382	6,777	7,981

Gross profit	5,054	2,102	8,708	5,194

Research & development	4,085	4,281	8,142	8,749

Selling & administrative	3,032	2,664	5,860	5,156

Non-GAAP loss from operations	(2,063)	(4,843)	(5,294)	(8,711)

Interest income, net	127	157	267	364

Other income, net	—	—	—	11

Non-GAAP loss before income taxes	(1,936)	(4,686)	(5,027)	(8,336)

Non-GAAP income tax benefit	—	—	—	—

Non-GAAP net loss	$(1,936)	$(4,686)	$(5,027)	$(8,336)

Non-GAAP basic and diluted net loss per share	$(0.03)	$(0.08)	$(0.08)	$(0.15)

Basic and diluted weighted average shares	60,254	56,354	59,832	56,434

WJ Communications Inc. and Subsidiaries

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Net loss in accordance with GAAP	$(9,926)	$(3,853)	$(6,317)	$(8,042)

Non-GAAP additions (subtractions):

Amortization of deferred stock compensation (Note 1)	79	28	146	70

Severance related cost (Note 2)	(91)	32	(88)	253

Fab depreciation adjustment (Note 3)	(91)	172	(319)	363

Acquired in-process research and development (Note 4)	8,500	—	8,500	—

Inventory step-up (Note 5)	23	—	23	—

Restructuring (Note 6)	(430)	—	(430)	(21)

Recapitalization merger (Note 7)	—	35	—	772

Gain on sale of Thin Film product line (Note 8)	—	(1,084)	—	(1,084)

Tax benefit resulting from the revised estimated liability related to our I.R.S. audit (Note 9)	—	—	(6,542)	—

Income tax refund (Note 10)	—	(16)	—	(647)

Non-GAAP net loss	$(1,936)	$(4,686)	$(5,027)	$(8,336)

Non-GAAP basic and diluted net loss per share	$(0.03)	$(0.08)	$(0.08)	$(0.15)

Basic and diluted weighted average shares	60,254	56,354	59,832	56,434

Note 1:

We have recorded deferred stock compensation representing the differential between the fair value of our common stock at the date of grant and the exercise price for employee stock options or restricted stock. We are amortizing this amount using the straight line method over the vesting period of the options and stock granted.

Note 2:	Severance agreements related to terminated employees.

Note 3:

In December 2002 we decided to completely outsource our internal wafer fabrication.  This decision resulted in the acceleration of the depreciation of our fab equipment and leasehold improvements.  The non-GAAP adjustments reflect the incremental depreciation that we have recorded as a result of this decision, adjusted for changes in the expected period of use of the assets.

Note 4:

During the quarter ended June 27, 2004, we acquired the wireless infrastructure business and associated assets from privately-held EiC Corporation, a California corporation and EiC Enterprises Limited.  A portion of the purchase price, $8.5 million, was allocated to in-process research and development.

Note 5:

As part of the EiC acquisition, we allocated approximately $2.0 million of the purchase price to the acquired inventory of EiC based on its estimated fair value at the date of acquisition.  The difference between the fair value and the carrying value of the inventory (“inventory step-up”) is expected to impact cost of sales over the following four quarters as the inventory is sold.

Note 6:

During the quarter ended June 27, 2004, we decided to delay the closure of our internal wafer fabrication facility for a minimum of three months as we assess the integration of the acquisition into our existing operations.  As such, the additional three months of rent and facility costs will be incurred as an operating expense which resulted in an approximate $430,000 reduction in our lease loss accrual which was recorded in the three and six months ended June 27, 2004.  During the six months ended June 29, 2003, it was determined that one of the employees slated to be terminated, and accrued as part of our restructuring charge during the quarter ended September 29, 2002, would instead be retained for another position.

Note 7:

During the six months ended June 29, 2003, recapitalization merger expense is a non-recurring expenditure comprised of expenses incurred by the special committee to our Board of Directors to review the proposal from an affiliate, Fox Paine & Company LLC to acquire all of the shares of our common stock held by unaffiliated stockholders for $1.10 per share in cash. These expenses include legal and financial consulting fees as well as compensation to the members of the special committee. On March 27, 2003, Fox Paine withdrew its acquisition proposal.

Note 8:

During the three and six months ended June 29, 2003, we recorded a gain of approximately $1.1 million related to the sale of our Thin-Film product line to M/A COM, a unit of Tyco Electronics.  The sale included equipment, inventory, intellectual property, training and services for which we received total proceeds of approximately $1.8 million.

Note 9:

During the six months ended June 27, 2004, we recorded a non-recurring tax benefit of $6.5 million resulting from a revision of our estimated tax liability based on the audit of the Company’s 1996 through 2000 tax returns.

Note 10:

During the three and six months ended June 29, 2003, we recorded a tax benefit of $16,000 related to an adjustment to our deferred tax asset for additional federal income tax refund determined after finalizing our 2002 carryback claim filed in the first quarter of 2003.  In addition, during the six months ended June 29, 2003, we recorded a tax benefit of $647,000 related to an income tax refund of $480,000 from the State of Maryland, as the result of amending our 1999 state tax return, and an adjustment to our deferred tax asset of $167,000 for additional federal income tax refund determined after finalizing our 2002 carryback claim.

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 27, 2004 (1)	December 31, 2003(2)
ASSETS

Cash and cash equivalents	$27,069	$10,900

Short-term investments	25,567	49,232

Accounts receivable, net	5,906	4,559

Inventory	5,133	2,420

Other current assets	1,451	1,983

Total current assets	65,126	69,094

Property, plant and equipment	10,381	10,504

Goodwill	1,817	—

Other assets	413	222

Total assets	$77,737	$79,820

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,445	$10,346

Long-term obligations	22,004	33,235

Stockholders’ equity	43,288	36,239

Total liabilities and stockholders’ equity	$77,737	$79,820

(1)   Unaudited

(2)   Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2003.